Exhibit 99.1

NEWS RELEASE

Transcat, Inc. • 35 Vantage Point Drive • Rochester, NY 14624 • 585-352-7777

IMMEDIATE RELEASE

Transcat Reports Record Revenue, Operating Income and Cash Flow for
Fourth Quarter and Full Year Fiscal 2021

●	Consolidated fourth quarter revenue of $48.8 million up 6.6% from prior year; full year revenue slightly above prior year

●	Service segment fourth quarter organic revenue grew 10% and gross margin expanded 500 basis points to 33.9%

●	Service segment surpassed $100 million in revenue and 30% gross margin milestones for the full year

●	Record full year operating income and operating cash flow of $11.1 million and $23.6 million, respectively

ROCHESTER, NY, May 18, 2021 – Transcat, Inc. (Nasdaq: TRNS) (“Transcat” or the “Company”), a leading provider of accredited calibration, repair, inspection and laboratory instrument services and value-added distributor of professional grade handheld test, measurement and control instrumentation, today reported financial results for its fourth quarter and fiscal year ended March 27, 2021 (“fiscal 2021”). Results include the previously reported acquisitions of TTE Laboratories, Inc. (referred to as “pipettes.com”) effective February 21, 2020 and the acquisition of Bio Tek Services, Inc. (“Bio Tek”) effective December 16, 2020.

“Our fourth quarter results were stronger than expected and allowed us to achieve record fourth quarter and full year revenue, operating income and cash flow, a remarkable achievement in the midst of the global COVID-19 pandemic,” commented Lee D. Rudow, President and CEO. “Our Service segment delivered another excellent quarter, growing revenue 15.8% and increasing gross margin by 500 basis points from the prior-year period. We reported double-digit organic revenue growth of 10% as our strategy to capture share in highly-regulated end markets, including Life Sciences, continues to serve us well. Our gross margin improvement was driven by technician productivity, operating leverage on our fixed costs and strong performances from our recent acquisitions.”

“We were encouraged by improvement in our Distribution business, with fourth quarter revenue declining 4.6% to $19.8 million, the best quarterly result of fiscal 2021. Overall, our Service segment performance drove fourth quarter consolidated operating income of $4.5 million, exceeding our expectations and growing 21% from prior year. We also achieved two important Service segment milestones, surpassing $100 million in revenue and 30% gross margin for the full year.”

He added, “We generated cash flow from operations of $23.6 million for the full year, a company record and double the cash we generated in fiscal 2020. We used our cash to pay down debt, fund technology investments and execute our acquisition strategy. In April 2021, we acquired Upstate Metrology, a Rochester, NY-based calibration service provider with approximately $1 million in annual revenue. We plan to leverage our current infrastructure and consolidate the business into our main Rochester lab.”

Transcat Reports Record Revenue, Operating Income and Cash Flow for Fourth Quarter and Full Year Fiscal 2021
May 18, 2021

Fourth Quarter Fiscal 2021 Review (Results compared with the fourth quarter of fiscal 2020)

($ in thousands)			Change
	FY21 Q4	FY20 Q4	$'s	%
Service Revenue	$28,977	$25,016	$3,961	15.8%
Distribution Sales	19,785	20,746	(961)	(4.6%)
Revenue	$48,762	$45,762	$3,000	6.6%
Gross Profit	$13,970	$12,053	$1,917	15.9%
Gross Margin	28.6%	26.3%
Operating Income	$4,512	$3,742	$770	20.6%
Operating Margin	9.3%	8.2%
Net Income	$3,208	$2,493	$715	28.7%
Net Margin	6.6%	5.4%
Adjusted EBITDA*	$7,302	$5,611	$1,691	30.1%
Adjusted EBITDA* Margin	15.0%	12.3%

*See Note 1 on page 5 for a description of this non-GAAP financial measure and page 10 for the Adjusted EBITDA Reconciliation table.

Despite the ongoing impact from the COVID-19 pandemic, consolidated revenue of $48.8 million was up 6.6% year-over-year. Consolidated gross profit increased 15.9% and gross margin improved by 230 basis points on Service segment margin expansion. Operating expenses increased approximately $1.1 million, or 14%, driven by incremental expenses from acquired businesses, investments in technology and $0.3 million of severance expense. The effective tax rate was 23.6% for the quarter compared with 26.6% for the previous fiscal year’s fourth quarter. Net income per diluted share increased 27% to $0.42 from $0.33.

Service segment delivers record quarterly results

Represents the accredited calibration, repair, inspection and laboratory instrument services business (59% of total revenue for the fourth quarter of fiscal 2021).

($ in thousands)			Change
	FY21 Q4	FY20 Q4	$'s	%
Service Segment Revenue	$28,977	$25,016	$3,961	15.8%
Gross Profit	$9,811	$7,236	$2,575	35.6%
Gross Margin	33.9%	28.9%
Operating Income	$4,379	$2,609	$1,770	67.8%
Operating Margin	15.1%	10.4%
Adjusted EBITDA*	$6,276	$3,937	$2,339	59.4%
Adjusted EBITDA* Margin	21.7%	15.7%

*See Note 1 on page 5 for a description of this non-GAAP financial measure and page 10 for the Adjusted EBITDA Reconciliation table.

Service segment revenue increased 15.8% to a record $29.0 million and included $1.4 million of incremental revenue from acquisitions. Organic revenue growth was 10.0% and was driven by continued market share gains and an easier comparison over the prior-year quarter, as we began to feel the impact of the COVID-19 pandemic toward the second half of March 2020.

Service segment gross margin expanded 500 basis points and was driven by technician productivity, operating leverage on our fixed costs and accretive acquisition margins.

Transcat Reports Record Revenue, Operating Income and Cash Flow for Fourth Quarter and Full Year Fiscal 2021
May 18, 2021

Distribution segment fourth quarter sales reached highest level of fiscal 2021

Represents the sale and rental of new and used professional grade handheld test, measurement and control instrumentation (41% of total revenue for the fourth quarter of fiscal 2021).

($ in thousands)			Change
	FY21 Q4	FY20 Q4	$'s	%
Distribution Segment Sales	$19,785	$20,746	$(961)	(4.6%)
Gross Profit	$4,159	$4,817	$(658)	(13.7%)
Gross Margin	21.0%	23.2%
Operating Income	$133	$1,133	$(1,000)	(88.3%)
Operating Margin	0.7%	5.5%
Adjusted EBITDA*	$1,026	$1,674	$(648)	(38.7%)
Adjusted EBITDA* Margin	5.2%	8.1%

*See Note 1 on page 5 for a description of this non-GAAP financial measure and page 10 for the Adjusted EBITDA Reconciliation table.

Distribution segment sales continued to be negatively impacted by the lingering effects of the COVID-19 pandemic, however, the business saw sequential improvement from the previous quarter and revenue hit $19.8 million, the highest quarterly total of the year. Rental revenue of $1.4 million was up 11% over the prior-year period. Distribution segment gross profit reflected lower volume from core product sales and reduced co-operative advertising and rebate programs as vendors reduced these programs to lower their costs.

Full-Year Fiscal 2021 Review (Results compared with fiscal 2020)

($ in thousands)			Change
	FY21	FY20	$'s	%
Service Revenue	$101,274	$93,003	$8,271	8.9%
Distribution Sales	72,061	80,096	(8,035)	(10.0%)
Revenue	$173,335	$173,099	$236	0.1%
Gross Profit	$46,118	$42,478	$3,640	8.6%
Gross Margin	26.6%	24.5%
Operating Income	$11,073	$10,850	$223	2.1%
Operating Margin	6.4%	6.3%
Net Income	$7,791	$8,067	$(276)	(3.4%)
Net Margin	4.5%	4.7%
Adjusted EBITDA*	$20,575	$18,407	$2,168	11.8%
Adjusted EBITDA* Margin	11.9%	10.6%

*See Note 1 on page 5 for a description of this non-GAAP financial measure and page 10 for the Adjusted EBITDA Reconciliation table.

Consolidated revenue of $173.3 million was up modestly from the prior year. Service Segment revenue reached a record $101.3 million, up nearly 9%, while Distribution revenue declined approximately 10% due to the COVID-19 pandemic.

Consolidated gross margin grew 210 basis points and was driven by the Service gross margin improvement. Total operating expenses increased 10.8% to $35.0 million as the Company continued to invest in technology initiatives and acquisitions. As a result, operating income reached a record $11.1 million, up 2.1% from the prior year.

The effective tax rate for fiscal 2021 was 21.9% compared with 17.1% in the prior fiscal year. The lower tax rate in fiscal 2020 was aided by higher discrete income tax benefits related to share-based awards

Transcat Reports Record Revenue, Operating Income and Cash Flow for Fourth Quarter and Full Year Fiscal 2021
May 18, 2021

due to stock option exercise activity. Fiscal year 2021 net income per diluted share was $1.03 compared with $1.08.

Balance Sheet and Cash Flow Overview

Fiscal 2021 net cash provided by operations was $23.6 million and was used to fund capital expenditures of $6.6 million, acquisition payments and debt repayment. The capital investments were focused on technology infrastructure, organic growth opportunities and rental pool assets.

At March 27, 2021, the Company had $31.1 million available for borrowing under its secured revolving credit facility. Total debt of $19.6 million was down $10.7 million from fiscal 2020 year-end. The Company’s leverage ratio, as defined in the credit agreement, was 0.94 at March 27, 2021, compared with 1.53 at fiscal 2020 year-end.

Outlook

Mr. Rudow concluded, “I am incredibly proud of the performance and dedication of the entire Transcat team in the fourth quarter and throughout fiscal 2021 as we navigated the most challenging operating environment in recent history. We enter fiscal 2022 with a strong balance sheet, sustainable Service segment gross margins and an active M&A pipeline. We are confident that our disciplined focus on highly-regulated end markets and our new customer pipeline positions us well for continued strong organic growth.

“For the first quarter of fiscal 2022, we expect Service organic growth to be similar to what we achieved in the fourth quarter of fiscal 2021. We expect improvement in Service gross margin, but not to the same degree we experienced in fiscal 2021, largely due to more difficult technician productivity comparisons and the recent anniversary of our acquisition of pipettes.com, which occurred in February 2020. Distribution is expected to achieve high double-digit growth in the first quarter on modestly improving trends and a prior-year comparison that includes low levels of demand due to the onset of the COVID-19 pandemic. Total operating expenses are expected to be similar to the trailing fourth quarter of 2021.”

Transcat expects its income tax rate to range between 20% and 22% in fiscal 2022. This estimate includes Federal, various state, and Canadian income taxes and reflects discrete tax accounting associated with share-based payment awards.

The Company anticipates total capital expenditures to be approximately $7.5 million to $8.5 million in fiscal 2022, with the majority of the capital expenditures planned for growth-oriented opportunities within both of its operating segments.

Webcast and Conference Call

Transcat will host a conference call and webcast on Wednesday, May 19, 2021 at 11:00 a.m. Eastern Time. Management will review the financial and operating results for the fourth quarter and full fiscal year, as well as the Company’s strategy and outlook. A question and answer session will follow the formal discussion. The review will be accompanied by a slide presentation, which will be available at www.transcat.com/investor-relations. The conference call can be accessed by calling (201) 689-8471. Alternatively, the webcast can be monitored at www.transcat.com/investor-relations.

A telephonic replay will be available from 2:00 p.m. Eastern Time on the day of the call through Wednesday, May 26, 2021. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13718348, or access the webcast replay at www.transcat.com/investor-relations, where a transcript will be posted once available.

Transcat Reports Record Revenue, Operating Income and Cash Flow for Fourth Quarter and Full Year Fiscal 2021
May 18, 2021

NOTE 1 – Non-GAAP Financial Measures

In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, non-cash stock compensation expense, restructuring expense, and non-cash loss on sale of building), which is a non-GAAP measure. The Company’s management believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes, stock-based compensation expense and other items, which is not always commensurate with the reporting period in which it is included. As such, the Company uses Adjusted EBITDA as a measure of performance when evaluating its business segments and as a basis for planning and forecasting. Adjusted EBITDA is not a measure of financial performance under GAAP and is not calculated through the application of GAAP. As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, rather in conjunction with, the GAAP measure. Adjusted EBITDA, as presented, may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies. See the attached Adjusted EBITDA Reconciliation table below.

ABOUT TRANSCAT

Transcat, Inc. is a leading provider of accredited calibration, repair, inspection and laboratory instrument services. The Company is focused on providing best-in-class services and products to highly regulated industries, particularly the Life Science industry, which includes pharmaceutical, biotechnology, medical device and other FDA-regulated businesses; as well as aerospace and defense, and energy and utilities. Transcat provides periodic on-site services, mobile calibration services, pickup and delivery, in-house services at its 22 Calibration Service Centers strategically located across the United States, Puerto Rico and Canada, and services at 20 imbedded customer-site locations. The breadth and depth of measurement parameters addressed by Transcat’s ISO/IEC 17025 scopes of accreditation are believed to be the best in the industry.

Transcat also operates as a leading value-added distributor that markets, sells and rents new and used national and proprietary brand instruments to customers primarily in North America. The Company believes its combined Service and Distribution segment offerings, experience, technical expertise and integrity create a unique and compelling value proposition for its customers.

Transcat’s strategy is to leverage the complementary nature of its two operating segments, its comprehensive service capabilities, strong brand, enhanced e-commerce capabilities and leading distribution platform to drive organic sales growth. The Company will also look to expand its addressable calibration market through acquisitions and capability investments to further realize the inherent leverage of its business model.

More information about Transcat can be found at: Transcat.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and thus are subject to risks, uncertainties and assumptions. Forward-looking statements are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” “plans,” “aims” and other similar words. All statements addressing operating performance, events or developments that Transcat expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, the impact of and the Company’s response to the COVID-19

Transcat Reports Record Revenue, Operating Income and Cash Flow for Fourth Quarter and Full Year Fiscal 2021
May 18, 2021

pandemic, the commercialization of software projects, sales operations, capital expenditures, cash flows, operating income, growth strategy, segment growth, potential acquisitions, integration of acquired businesses, market position, customer preferences, outlook and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Forward-looking statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include those more fully described in Transcat’s Annual Report and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements, which speak only as of the date they are made. Except as required by law, the Company disclaims any obligation to update, correct or publicly announce any revisions to any of the forward-looking statements contained in this news release, whether as the result of new information, future events or otherwise.

For more information contact:

Mark A. Doheny, Chief Financial Officer	Deborah K. Pawlowski, Investor Relations
Phone: (585) 563-5766	Phone: (716) 843-3908
Email: mark.doheny@transcat.com	Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

The Company plans on timely filing its Annual Report on Form 10-K before the required filing date.

Transcat Reports Record Revenue, Operating Income and Cash Flow for Fourth Quarter and Full Year Fiscal 2021
May 18, 2021

TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	(Unaudited)		(Unaudited)
	March 27,	March 28,	March 27,	March 28,
	2021	2020	2021	2020
Service Revenue	$28,977	$25,016	$101,274	$93,003
Distribution Sales	19,785	20,746	72,061	80,096
Total Revenue	48,762	45,762	173,335	173,099

Cost of Service Revenue	19,166	17,780	70,579	69,517
Cost of Distribution Sales	15,626	15,929	56,638	61,104
Total Cost of Revenue	34,792	33,709	127,217	130,621

Gross Profit	13,970	12,053	46,118	42,478

Selling, Marketing and Warehouse Expenses	4,703	4,819	17,743	17,985
General and Administrative Expenses	4,755	3,492	17,302	13,643
Total Operating Expenses	9,458	8,311	35,045	31,628

Operating Income	4,512	3,742	11,073	10,850

Interest and Other Expense, net	312	344	1,091	1,120

Income Before Income Taxes	4,200	3,398	9,982	9,730
Provision for Income Taxes	992	905	2,191	1,663

Net Income	$3,208	$2,493	$7,791	$8,067

Basic Earnings Per Share	$0.43	$0.34	$1.05	$1.10
Average Shares Outstanding	7,447	7,379	7,423	7,331

Diluted Earnings Per Share	$0.42	$0.33	$1.03	$1.08
Average Shares Outstanding	7,611	7,569	7,548	7,487

Transcat Reports Record Revenue, Operating Income and Cash Flow for Fourth Quarter and Full Year Fiscal 2021
May 18, 2021

TRANSCAT, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	(Unaudited)
	March 27,	March 28,
	2021	2020
ASSETS
Current Assets:
Cash	$560	$499
Accounts Receivable, less allowance for doubtful accounts of $526 and $480 as of March 27, 2021 and March 28, 2020, respectively	33,950	30,952
Other Receivables	428	1,132
Inventory, net	11,636	14,180
Prepaid Expenses and Other Current Assets	2,354	1,697
Total Current Assets	48,928	48,460
Property and Equipment, net	22,203	20,833
Goodwill	43,272	41,540
Intangible Assets, net	7,513	7,977
Right to Use Asset, net	9,392	8,593
Other Assets	808	719
Total Assets	$132,116	$128,122

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$12,276	$11,947
Accrued Compensation and Other Liabilities	10,417	6,907
Income Taxes Payable	382	86
Current Portion of Long-Term Debt	2,067	1,982
Total Current Liabilities	25,142	20,922
Long-Term Debt	17,494	28,362
Deferred Tax Liabilities	3,201	3,025
Lease Liabilities	7,958	6,832
Other Liabilities	3,243	1,894
Total Liabilities	57,038	61,035

Shareholders' Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized: 7,458,251 and 7,381,180 shares issued and outstanding as of March 27, 2021, and March 28, 2020, respectively	3,729	3,691
Capital in Excess of Par Value	19,287	17,929
Accumulated Other Comprehensive Loss	(451)	(1,010)
Retained Earnings	52,513	46,477
Total Shareholders' Equity	75,078	67,087
Total Liabilities and Shareholders' Equity	$132,116	$128,122

Transcat Reports Record Revenue, Operating Income and Cash Flow for Fourth Quarter and Full Year Fiscal 2021
May 18, 2021

TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	For Fiscal Years Ended
	(Unaudited)
	March 27,	March 28,
	2021	2020
Cash Flows from Operating Activities:
Net Income	$7,791	$8,067
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Net Loss on Disposal of Property and Equipment	136	460
Deferred Income Taxes	176	575
Depreciation and Amortization	7,580	6,659
Provision for Accounts Receivable and Inventory Reserves	636	371
Stock-Based Compensation	1,513	884
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	(1,796)	(3,303)
Inventory	2,724	875
Prepaid Expenses and Other Assets	(725)	(467)
Accounts Payable	329	(2,767)
Accrued Compensation and Other Liabilities	4,943	307
Income Taxes Payable	332	(100)
Net Cash Provided by Operating Activities	23,639	11,561

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(6,617)	(6,579)
Proceeds from Sale of Property and Equipment	17	184
Business Acquisitions, net of cash acquired	(3,551)	(12,983)
Payment of Contingent Consideration & Holdbacks Related to Business Acquisitions	-	(864)
Net Cash Used in Investing Activities	(10,151)	(20,242)

Cash Flows from Financing Activities:
Repayment of Revolving Credit Facility, net	(8,801)	11,241
Repayments of Term Loan	(1,982)	(1,899)
Issuance of Common Stock	1,177	1,727
Repurchase of Common Stock	(3,049)	(2,822)
Net Cash Used in Financing Activities	(12,655)	8,247

Effect of Exchange Rate Changes on Cash	(772)	145

Net Increase (Decrease) in Cash	61	(289)
Cash at Beginning of Period	499	788
Cash at End of Period	$560	$499

Transcat Reports Record Revenue, Operating Income and Cash Flow for Fourth Quarter and Full Year Fiscal 2021
May 18, 2021

TRANSCAT, INC.
Adjusted EBITDA Reconciliation Table
(Dollars in thousands)
(Unaudited)

	Fiscal 2021
	Q1	Q2	Q3	Q4	YTD
Net Income	$798	$2,024	$1,761	$3,208	$7,791
+ Interest Expense	224	233	203	190	850
+ Other Expense / (Income)	19	84	16	122	241
+ Tax Provision	(77)	737	539	992	2,191
Operating Income	$964	$3,078	$2,519	$4,512	$11,073
+ Depreciation & Amortization	1,871	1,864	1,861	1,984	7,580
+ Restructuring Expense	360	-	-	290	650
+ Other (Expense) / Income	(19)	(85)	(15)	(122)	(241)
+ Noncash Stock Compensation	312	366	197	638	1,513
Adjusted EBITDA	$3,488	$5,223	$4,562	$7,302	$20,575
Segment Breakdown
Service Operating Income	$1,129	$2,977	$1,956	$4,379	$10,441
+ Depreciation & Amortization	1,394	1,359	1,372	1,472	5,597
+ Restructuring Expense	193	-	-	156	349
+ Other (Expense) / Income	(15)	(57)	(8)	(82)	(162)
+ Noncash Stock Compensation	162	196	126	351	835
Service Adjusted EBITDA	$2,863	$4,475	$3,446	$6,276	$17,060
Distribution Operating Income	$(165)	$101	$563	$133	$632
+ Depreciation & Amortization	477	505	489	512	1,983
+ Restructuring Expense	167	-	-	134	301
+ Other (Expense) / Income	(4)	(28)	(7)	(40)	(79)
+ Noncash Stock Compensation	150	170	71	287	678
Distribution Adjusted EBITDA	$625	$748	$1,116	$1,026	$3,515

	Fiscal 2020
	Q1	Q2	Q3	Q4	YTD
Net Income	$1,718	$2,379	$1,477	$2,493	$8,067
+ Interest Expense	244	243	216	231	934
+ Other Expense / (Income)	41	54	(22)	113	186
+ Tax Provision	(45)	383	420	905	1,663
Operating Income	$1,958	$3,059	$2,091	$3,742	$10,850
+ Depreciation & Amortization	1,622	1,681	1,648	1,707	6,658
+ Other (Expense) / Income	159	(54)	22	(112)	15
+ Noncash Stock Compensation	203	102	305	274	884
Adjusted EBITDA	$3,942	$4,788	$4,066	$5,611	$18,407
Segment Breakdown
Service Operating Income	$738	$1,837	$488	$2,609	$5,672
+ Depreciation & Amortization	1,220	1,246	1,206	1,257	4,929
+ Other (Expense) / Income	77	(38)	13	(72)	(20)
+ Noncash Stock Compensation	112	56	159	143	470
Service Adjusted EBITDA	$2,147	$3,101	$1,866	$3,937	$11,051
Distribution Operating Income	$1,220	$1,222	$1,603	$1,133	$5,178
+ Depreciation & Amortization	401	436	442	450	1,729
+ Other (Expense) / Income	83	(17)	9	(40)	35
+ Noncash Stock Compensation	91	46	146	131	414
Distribution Adjusted EBITDA	$1,795	$1,687	$2,200	$1,674	$7,356

Transcat Reports Record Revenue, Operating Income and Cash Flow for Fourth Quarter and Full Year Fiscal 2021
May 18, 2021

TRANSCAT, INC.
Additional Information - Business Segment Data
(Dollars in thousands)
(Unaudited)

			Change
SERVICE	FY 2021 Q4	FY 2020 Q4	$'s	%
Service Revenue	$28,977	$25,016	$3,961	15.8%
Cost of Revenue	19,166	17,780	1,386	7.8%
Gross Profit	$9,811	$7,236	$2,575	35.6%
Gross Margin	33.9%	28.9%

Selling, Marketing & Warehouse Expenses	$2,639	$2,563	$76	3.0%
General and Administrative Expenses	2,793	2,064	729	35.3%
Operating Income	$4,379	$2,609	$1,770	67.8%
% of Revenue	15.1%	10.4%

			Change
DISTRIBUTION	FY 2021 Q4	FY 2020 Q4	$'s	%
Distribution Sales	$19,785	$20,746	$(961)	(4.6%	)
Cost of Sales	15,626	15,929	(303)	(1.9%	)
Gross Profit	$4,159	$4,817	$(658)	(13.7%	)
Gross Margin	21.0%	23.2%

Selling, Marketing & Warehouse Expenses	$2,064	$2,256	$(192)	(8.5%	)
General and Administrative Expenses	1,962	1,428	534	37.4%
Operating Income	$133	$1,133	$(1,000)	(88.3%	)
% of Sales	0.7%	5.5%

			Change
TOTAL	FY 2021 Q4	FY 2020 Q4	$'s	%
Total Revenue	$48,762	$45,762	$3,000	6.6%
Total Cost of Revenue	34,792	33,709	1,083	3.2%
Gross Profit	$13,970	$12,053	$1,917	15.9%
Gross Margin	28.6%	26.3%

Selling, Marketing & Warehouse Expenses	$4,703	$4,819	$(116)	(2.4%	)
General and Administrative Expenses	4,755	3,492	1,263	36.2%
Operating Income	$4,512	$3,742	$770	20.6%
% of Revenue	9.3%	8.2%

Transcat Reports Record Revenue, Operating Income and Cash Flow for Fourth Quarter and Full Year Fiscal 2021
May 18, 2021

TRANSCAT, INC.
Additional Information - Business Segment Data
(Dollars in thousands)
(Unaudited)

			Change
	FY 2021	FY 2020
SERVICE	YTD	YTD	$'s	%
Service Revenue	$101,274	$93,003	$8,271	8.9%
Cost of Revenue	70,579	69,517	1,062	1.5%
Gross Profit	$30,695	$23,486	$7,209	30.7%
Gross Margin	30.3%	25.3%

Selling, Marketing & Warehouse Expenses	$9,941	$9,507	$434	4.6%
General and Administrative Expenses	10,313	8,307	2,006	24.1%
Operating Income	$10,441	$5,672	$4,769	84.1%
% of Revenue	10.3%	6.1%

			Change
	FY 2021	FY 2020
DISTRIBUTION	YTD	YTD	$'s	%
Distribution Sales	$72,061	$80,096	$8,035)	(10.0%	)
Cost of Sales	56,638	61,104	(4,466)	(7.3%	)
Gross Profit	$15,423	$18,992	$(3,569)	(18.8%	)
Gross Margin	21.4%	23.7%

Selling, Marketing & Warehouse Expenses	$7,802	$8,478	$(676)	(8.0%	)
General and Administrative Expenses	6,989	5,336	1,653	31.0%
Operating Income	$632	$5,178	$(4,546)	(88.3%	)
% of Sales	0.9%	6.5%

			Change
	FY 2021	FY 2020
TOTAL	YTD	YTD	$'s	%
Total Revenue	$173,335	$173,099	$236	0.1%
Total Cost of Revenue	127,217	130,621	(3,404)	(2.6%	)
Gross Profit	$46,118	$42,478	$3,640	8.6%
Gross Margin	26.6%	24.5%

Selling, Marketing & Warehouse Expenses	$17,743	$17,985	$(242)	(1.3%	)
General and Administrative Expenses	17,302	13,643	3,659	26.8%
Operating Income	$11,073	$10,850	$223	2.1%
% of Revenue	6.4%	6.3%